Exhibit 99

Dillard’s, Inc. Announces New $500 Million Share Repurchase Program and Declares $0.15 Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 15, 2021--Dillard’s, Inc. (DDS-NYSE) (the “Company” or “Dillard’s”) announced that the Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions. At May 1, 2021, authorization of $114.3 million remained under the Company’s March 2018 share repurchase plan.

The Board of Directors also declared a cash dividend of $0.15 per share on the Class A and Class B Common Stock of the Company payable August 2, 2021 to shareholders of record as of June 30, 2021. This marks the Company’s 209th consecutive quarterly dividend since becoming a public company in 1969.

CONTACT:
Julie Johnson Guymon, C.P.A.
501-376-5965
julie.bull@dillards.com